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                                                                       Exhibit 5

                      [LETTERHEAD OF COZEN AND O'CONNOR]



                               September 5, 1998



Pierce Leahy Corp.
631 Park Avenue
King of Prussia, PA  19406

          Re:  Registration Statement on Form S-4
               File No. 333-58569
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Ladies and Gentlemen:

          As counsel to Pierce Leahy Corp., a Pennsylvania corporation ("Pierce Leahy"), and special counsel to Pierce Leahy Command Company, a Nova Scotia unlimited liability company (the "Issuer"), we have assisted in preparation of the Registration Statement on Form S-4, File No. 333-58569 (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended, of $135,000,000 principal amount of the Issuer's 8-1/8% Senior Notes due 2008 (the "Notes") to be issued under an Indenture dated as of April 7, 1998 (the "Indenture") among the Issuer, Pierce Leahy and the Bank of New York, as trustee (the "Trustee"). The Notes are guaranteed (collectively, the "Guarantees") by Pierce Leahy and the other subsidiaries of Pierce Leahy set forth in the Registration Statement as guarantors (collectively, the "Guarantors").

          In connection therewith, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the charter documents of the Issuer, Pierce Leahy and the other Guarantors, minutes and resolutions of their respective Boards of Directors and shareholders, the Indenture and such other documents and corporate records relating to the Issuer, Pierce Leahy and the other Guarantors and the issuance of the Notes and the Guarantees covered by the Registration Statement as we have deemed necessary or appropriate for purposes of rendering this opinion.

          In our examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic and other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of Pierce Leahy and the Issuer.

          Based upon the foregoing examination, information and assumptions, it is our opinion that upon execution of the Notes by the Issuer and the Guarantees by the respective Guarantors, authentication of the Notes by the Trustee and issuance and delivery of the Notes and the Guarantees in the manner provided in the Indenture and the Registration Statement, the Notes and the Guarantees will be legally issued, valid and binding obligations of the Issuer and the respective Guarantors to the extent set forth
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Pierce Leahy Corp.
September 5, 1998
Page 2

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in the Notes, the Indenture and the respective Guarantees, as applicable, subject in each case to all applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and other laws affecting the rights of creditors generally and by equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          We hereby consent to the reference to our firm in the Registration Statement under the Prospectus caption "Legal Matters" and to the inclusion of this opinion as Exhibit 5 to the Registration Statement.

                                    Very truly yours,



                                    COZEN AND O'CONNOR